Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-33999 and No. 333-148096 on Form S-8 of Tyco International Ltd. of our report dated June 24, 2013, appearing in this Annual Report on Form 11-K of the Tyco International Retirement Savings and Investment Plan for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Oak Brook, Illinois
June 24, 2013